Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-120318, 333-153021, and 333-161596 on Form S-8 of our report relating to the financial statements and financial statement schedule of Alliance One International, Inc. and subsidiaries (the “Company”) dated June 8, 2015 (May 24, 2016 as to the effects of the restatement discussed in Note 1A, the effects of the reverse stock split discussed in Note 1, and the effects of the change in reportable segments discussed in Note 14) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 1A), and our report relating to the effectiveness of the Company’s internal control over financial reporting dated June 8, 2015, (May 24, 2016 as to the effects of the material weaknesses described in Management's Report on Internal Control Over Financial Reporting (As Revised), (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses)), appearing in the Annual Report on Form 10-K/A of the Company for the year ended March 31, 2015.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
May 24, 2016